EXHIBIT 99

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: July 29, 2005
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

PAUL COFONI TO RETIRE AS PRESIDENT OF
CSC'S FEDERAL SECTOR BUSINESS UNIT

          EL SEGUNDO, Calif., July 29 - Computer Sciences Corporation (NYSE: CSC) today reported that Paul Cofoni has notified the company that he will retire as president of CSC's Federal Sector business unit, effective Aug. 12, 2005.

          Cofoni, president of the Federal Sector unit since March 2001, previously served as president of CSC's Technology Management Group (TMG) for a three-year period. From 1991 through March 1998, he was vice president of TMG's Eastern Region.

          "Throughout his tenure with the company, Paul has significantly influenced CSC's success through his positive accomplishments in several key leadership positions," said CSC's Chairman and Chief Executive Officer Van B. Honeycutt. "We thank Paul for his contributions and wish him well in his future endeavors."

CSC President and Chief Operating Officer Mike Laphen will serve as acting president of the Federal Sector until a successor is named.

          CSC's Federal Sector supports virtually every U.S. federal government agency and department worldwide. The organization specializes in providing federal clients with full life-cycle information systems development and support.

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Computer Sciences Corporation - Page 2	July 29, 2005

About CSC

          Founded in 1959, Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 79,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.1 billion from continuing operations for the 12 months ended April 1, 2005. For more information, visit the company's Web site at www.csc.com.

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